Exhibit 10.1

Ixia

2012-2013 Executive Officer Integration Bonus Plan

Ixia (“Ixia” or the “Company”) believes that certain executive officers (“Eligible Officers”) who have substantially contributed to the success of the Company through their efforts in integrating the operations of the Company with the operations of each of Anue Systems, Inc. (“Anue”) and BreakingPoint Systems, Inc. (“BPS”) should be eligible to earn bonuses in 2012 and 2013 based on the Company’s achievement of certain financial and non-financial metrics in each of those years. This 2012-2013 Executive Officer Integration Bonus Plan (the “Integration Bonus Plan” or the “Plan”) is designed to motivate Ixia’s executive officers and to reward them for their continuing contributions to the integration of the businesses of Ixia, Anue and BPS if, in 2012 and/or 2013, the Company achieves certain pre-approved bookings goals for Anue and BPS products and specified pre-approved employment rates of attrition for Anue and BPS (collectively, the “Bonus Targets”). The Company believes that the achievement of these Bonus Targets is essential for the Company’s future success. The effective date of the Integration Bonus Plan is December 6, 2012 (the “Effective Date”).

Under the terms of the Integration Bonus Plan, Eligible Officers will be eligible to earn (i) a 2012 integration bonus if the Company achieves the Bonus Targets for 2012 and (ii) a 2013 integration bonus if the Company achieves the Bonus Targets for 2013. It is not a prerequisite to earning a 2013 integration bonus that the Eligible Officers earn a 2012 integration bonus. The integration bonuses payable hereunder are in addition to any bonuses that the Eligible Officers may be entitled to under the Company’s other bonus plans now or hereafter in effect, including the Ixia 2012 Executive Officer Bonus Plan.

Except as otherwise set forth herein, the Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer and have final authority on all matters relating to the Plan. The Committee may interpret and construe the Plan, amend the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission, or reconcile any inconsistency in the Plan. All bonus payouts under the Plan are subject to the prior approval of the Committee. All decisions by the Committee regarding the Plan will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

2012 and 2013 Integration Bonuses

Each Eligible Officer (as identified by title below), by virtue of his/her continuing employment with Ixia, will be eligible to receive an integration bonus (“Integration Bonus”) for each of 2012 and 2013 based on the degree to which the Company achieves the Bonus Targets for each such year. As set forth on Schedule A, the Bonus Targets consist of specified bookings targets for Anue Products and BPS Products and an Employee Rate of Attrition target for each of 2012 and 2013 and have been approved by the Committee.

An Eligible Officer will not be entitled to receive, and the Company will not be obligated to pay, an Integration Bonus for 2012 or 2013 unless the Company achieves at least 85% of each maximum Bonus Target for the applicable year. In addition, in order to earn an Integration Bonus for 2012, the Company must achieve a Bonus Factor as defined in the 2012 Executive Officer Bonus Plan (the “2012 Bonus Plan”) of not less than 100%, while in order to earn an Integration Bonus for 2013, the Company must achieve a 2013 bonus factor (based on the Company’s 2013 revenue and operating goals under any 2013 Executive Officer Bonus Plan adopted by the Committee) of not less than 100%.

The Integration Bonus payable to an Eligible Officer will be calculated as a percentage of such Eligible Officer’s annual base salary of record in effect at December 31, 2012 (his/her “Annual Base Salary”) and will be prorated if an Eligible Officer is an employee of Anue or BPS, in which case only the employment following the effective time of the merger with Ixia will be taken into account. In determining an Eligible Officer’s Annual Base Salary, all forms of non-base salary compensation (e.g., reimbursement for moving expenses, bonus payments received under this Plan or otherwise, incentive compensation arising from the exercise of stock options or the vesting of restricted stock units, discretionary bonuses, disability benefits, sign-on bonuses, 401(k) Plan matching contributions, vacation/PTO cash outs, on call pay, and similar payments) will be excluded.

Eligible Officers

The following executive officers have been designated by the Committee as Eligible Officers for purposes of the Integration Bonus Plan and will be eligible to participate in the Integration Bonus Plan (all titles are positions with Ixia unless otherwise specified):

Chief Financial Officer

Senior Vice President, Corporate Affairs and General Counsel

Senior Vice President, Worldwide Sales

Vice President, Human Resources

Vice President, Operations

Vice President and General Manager, Anue

An Eligible Officer whose title changes after the Effective Date will be entitled to continue to participate in the Integration Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the Integration Bonus Plan are changed pursuant to a duly adopted Committee resolution; or (ii) the Committee amends the Plan to add the new title as an Eligible Officer in the Eligible Officer table above, in which case such individual will participate at the bonus participation level corresponding to his/her new title.

In order to earn and be eligible to receive bonuses payable under the Integration Bonus Plan, an Eligible Officer must be employed by Ixia (or one of its subsidiaries) as an Eligible Officer on the date on which an integration bonus is paid, unless such requirement is waived by the Committee pursuant to a duly adopted Committee resolution. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2012 or 2013 will, for purposes of determining eligibility under the Integration Bonus Plan, be treated as being employed by the Company as an Eligible Officer during such leave of absence. An Eligible Officer who is on an approved leave of absence from the Company on the date on which such bonuses are paid will be paid his/her Integration Bonus at the same time as other Eligible Officers; provided, however, that if such Eligible Officer fails for any reason to return to active status as an Eligible Officer upon the end of such leave of absence, then he/she will, upon Ixia’s request, promptly refund the gross amount of the Integration Bonus to Ixia.

Requirements for 2012-2013 Integration Bonuses

For purposes of determining whether the Eligible Officers are entitled to receive Integration Bonuses for 2012 and 2013 and for calculating the amount of such bonuses that are payable, the principal metrics for each of 2012 and 2013 are:

(i)	the Employment Rate of Attrition (as defined below);

(ii)	the Bookings (as defined below) achieved by Anue (the “Anue Bookings”); and

(iii)	the Bookings achieved by BPS (the “BPS Bookings”).

The degree to which the Company achieves the maximum Anue Bookings target, the maximum BPS Bookings target and the maximum Employment Rate of Attrition target for the Company for 2012 and 2013 will be the measures used for determining whether Integration Bonuses are earned, and if earned, for calculating the amount of Integration Bonuses payable under the Integration Bonus Plan for each of those years.

For purposes of the Integration Bonus Plan, “Bookings” means the Company’s aggregate U.S. dollar value of bona fide orders for products and services that are received from non-affiliated third party customers or unaffiliated resellers of such products and services and accepted by the Company (including any of its subsidiaries) during a specified measurement period (as set forth in Schedule A), less the value of any orders that were taken into account for purposes of determining the value of such bookings and cancelled before the date on which the amounts of the Integration Bonuses are determined. For purposes of determining Anue Bookings for 2012 and 2013, only sales of Anue network tool optimizer and impairment products (including their current and future product line extensions, upgrades and enhancements) and services will be taken into account.

“Employee Rate of Attrition” means the ratio of (i) the number of employees of Anue or BPS, as the case may be, who voluntarily terminate their employment with the applicable company during a specified measurement period as set forth below to (ii) the number of individuals who are employed by the applicable company at the beginning of such measurement period. For 2012, the measurement periods are: for Anue, July 1, 2012 through December 31, 2012; and for BPS, October 1, 2012 through December 31, 2012. For 2013, the applicable measurement period is calendar year 2013 for each of Anue and BPS.

Integration Bonuses will not be earned for a particular year unless the Company achieves the minimum target level specified for each of the three metrics for that year. In other words, in order for an Integration Bonus to be earned for a particular year, each of the Anue Bookings Bonus Factor and the BPS Bookings Bonus Factor (see Schedule A) must be at least 85% of the specified maximum target level for each such metric for such year and the Employment Rate of Attrition Bonus Factor may not be less than 85% for such year.

Integration Bonuses for 2012 will only be earned by and paid to the Eligible Officers if all of the following minimum thresholds (i) through (iv) are met:

(i)	the applicable Bonus Factor (as such term is defined in the 2012 Executive Officer Bonus Plan) is not less than 100%;

(ii)	the average of the 2012 Employee Rates of Attrition for the 2012 measurement periods for Anue and BPS is not greater than 5.75%;

(iii)	the Anue Bookings for the third and fourth fiscal quarters of 2012 are not less than a minimum amount approved by the Compensation Committee; and

(iv)	the BPS Bookings for the fourth quarter of 2012 are not less than a minimum amount approved by the Compensation Committee.

Integration Bonuses for 2013 will only be earned by and paid to the Eligible Officers if all of the following minimum thresholds (i) through (iv) are met:

(i)	the bonus factor based on revenue and operating income goals (as set forth any 2013 Executive Officer Bonus Plan adopted by the Committee) is not less than 100%;

(ii)	the average of the Employee Rates of Attrition for 2013 for Anue and BPS is not greater than 5.75%;

(iii)	the Anue Bookings for fiscal 2013 are not less than a minimum amount approved by the Compensation Committee; and

(iv)	the BPS Bookings for fiscal 2013 are not less than a minimum amount approved by the Compensation Committee.

The amount of an Eligible Officer’s Integration Bonus for each of 2012 and 2013 will be calculated by multiplying (i) the product of such Eligible Officer’s Annual Base Salary (prorated, if applicable) and the applicable Bonus Percentage listed opposite such Eligible Officer’s title in the Bonus Participation Table for the applicable year below by (ii) the applicable Bonus Factor (as determined in accordance with the next sentence). The Bonus Factor will be equal to the average of the Employment Rate of Attrition Bonus Factor, the Anue Bookings Bonus Factor and the BPS Bookings Bonus Factor for the applicable year as determined in accordance with Schedule A. Stated mathematically, the amount of an Integration Bonus payable to an Eligible Officer with respect to 2012 or 2013 equals (AxBxC), where A = an Eligible Officer’s Annual Base Salary (prorated, if applicable); B = the applicable Bonus Percentage for such Eligible Officer; and C = the applicable Bonus Factor.

The Employment Rate of Attrition and the amounts of the Anue Bookings and BPS Bookings achieved by the Company for all or a portion of 2012 and for all of 2013 will determine the applicable Bonus Factor for 2012 and 2013, respectively. Specifically, for fiscal year 2012, the Employee Rate of Attrition, the amount of Anue Bookings for the third and fourth fiscal quarters of 2012, and the amount of BPS Bookings for the fourth fiscal quarter of 2012 will determine the applicable Bonus Factor. For fiscal year 2013, the Employee Rate of Attrition and the aggregate amount of Anue Bookings and BPS Bookings for all of fiscal 2013 will determine the applicable Bonus Factor. As indicated on Schedule A, the Anue Bookings Bonus Factor for 2012 will be 0% if the Anue Bookings are below the minimum 2012 Anue Bookings target, while Anue Bookings for 2012 that exceed the minimum 2012 Anue Bookings target will result in a higher Anue Bookings Bonus Factor (as set forth in Schedule A) up to a maximum Anue Bookings Bonus Factor of 100%. As also indicated on Schedule A, the 2012 BPS Bookings Bonus Factor will be 0% if the BPS Bookings are below the minimum 2012 BPS Bookings target, while higher BPS Bookings for 2012 that exceed the minimum 2012 Bookings target will result in a higher 2012 BPS Bookings Bonus Factor as set forth in Schedule A, up to a maximum BPS Bookings Bonus Factor of 100%. The percentage amount of a Bonus Factor will be determined by linear interpolation if the percentage or the dollar amount, as applicable, falls between any two of the listed amounts.

Except as otherwise provided herein, the 2012 Integration Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) on or before March 15, 2013, on a date to be determined by the Compensation Committee in its sole discretion. Except as otherwise provided herein, the 2013 Integration Bonus will be payable in one lump sum (subject to applicable withholding and other deductions) on or before March 15, 2014, on a date to be determined by the Compensation Committee in its sole discretion.

Change in Control

In the event that there occurs a Change in Control (as defined herein) of the Company at any time after December 31, 2012 and prior to January 1, 2014, then each Eligible Officer who is employed by the Company immediately prior to the effective date of such Change in Control shall be entitled to be paid an Integration Bonus equal to the sum of (i) the amount payable as an Integration Bonus for 2012 as determined in accordance with the terms of this Plan applicable to the calculation and determination of 2012 Integration Bonuses and approved by the Compensation Committee (but only to the extent such 2012 Integration Bonuses have not previously been paid), plus (ii) the maximum amount payable as an Integration Bonus for 2013, multiplied by a fraction, the numerator of which is the number of calendar months (including any portion thereof) that have elapsed after December 31, 2012 and through the effective date of the Change in Control, and the denominator of which is 12.

In the event that there occurs a Change in Control after December 31, 2013 and prior to the date on which the Compensation Committee makes a determination as to whether the Eligible Officers have earned an Integration Bonus for 2013, then the Eligible Officers shall be entitled to be paid an Integration Bonus for 2013 in an amount determined in accordance with the terms of the Plan applicable to the calculation and determination of 2013 Integration Bonuses and approved by the Compensation Committee.

For purposes of this Plan, “Change in Control” of the Company shall be deemed to have occurred at such time as (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes after the effective date of this Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Ixia cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) there occurs the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition (other than in the ordinary course of business) by the Company of all or substantially all of the Company’s assets (or any transaction having essentially the same effect).

Amounts payable as Integration Bonuses to Eligible Officers as a result of a Change in Control shall be paid within 60 days following the effective date of the Change in Control, but in any event not later than March 15, 2013 for a 2012 Integration Bonus and March 15, 2014 for a 2013 Integration Bonus.

Bonus Participation Levels

For purposes of determining an Eligible Officer’s Integration Bonus under the Integration Bonus Plan, the aggregate 2012-2013 Bonus Opportunity (expressed as a percentage), the 2012 Bonus Percentage, and the 2013 Bonus Percentage for each of the Eligible Officers identified below will be as follows:

Bonus Participation Table (% of Annual Base Salary)

Title	2012-2013 Total Bonus Opportunity	2012 Bonus Percentage	2013 Bonus Percentage
Chief Financial Officer	40%	16%	24%
Senior Vice President, Corporate Affairs and General Counsel	40	16	24
Senior Vice President, Worldwide Sales	40	16	24
Vice President, Human Resources	40	16	24
Vice President, Operations	40	16	24
Vice President and General Manager, Anue	40	16	24

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Schedule A

Anue Bookings Bonus Factor Matrix

	2012 Bookings Targets(1) (2) (in thousands)		2013 Bookings Targets(1)(3) (in thousands)		Bookings Bonus Factor(1)
Maximum		$(4)		(4)	100%
		(4)		(4)	95
		(4)		(4)	90
Minimum		(4)		(4)	85
	Less than	(4)	Less than	(4)	0

BPS Bookings Bonus Factor Matrix

	2012 Bookings Targets(1) (5) (in thousands)		2013 Bookings Targets(1) (3) (in thousands)		Bookings Bonus Factor(1)
Maximum		(4)		(4)	100%
		(4)		(4)	95
		(4)		(4)	90
Minimum		(4)		(4)	85
	Less than	(4)	Less than	(4)	0

2012 and 2013 Employee Rate of Attrition Bonus Factor Matrix

	Employee Rate of Attrition Targets(1)		Employee Rate of Attrition Bonus Factor(1) (6) (7)
Maximum	5.00%		100%
	5.25		95
	5.50		90
Minimum	5.75		85
	Greater than 5.75		0

(1)	For performance between two target amounts, the Bonus Factor will be interpolated linearly.
(2)	Represents aggregate Bookings targets for 2012 third and fourth fiscal quarters.
(3)	Represents aggregate Bookings targets for 2013 fiscal year.
(4)	The Compensation Committee has approved target levels of Anue Bookings and BPS Bookings for purposes of this Schedule A.
(5)	Represents Bookings target for 2012 fourth fiscal quarter.
(6)	For 2012, the Employee Rate of Attrition Bonus Factor will be equal to the average of the Employee Rates of Attrition of Anue and BPS for the applicable measurement period.
(7)	For 2013, the Employee Rate of Attrition Bonus Factor will be equal to the average of the Employee Rates of Attrition of Anue and BPS for fiscal 2013.